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                         October 17, 2022

       Thomas S. Whelan
       Chief Financial Officer
       Coeur Mining, Inc.
       104 S. Michigan Ave., Suite 900
       Chicago, IL 60603

                                                        Re: Coeur Mining, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 30,
2022
                                                            File No. 001-08641

       Dear Thomas S. Whelan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program